Exhibit 10.14

14 December 2012

Midatech Ltd

and

The Open University

RESEARCH COLLABORATION AGREEMENT

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THIS AGREEMENT dated 14 December 2012 is made BETWEEN:

(1)	Midatech Ltd., a company registered in England, whose registered office is at 4-5 Dunmore Court, Wootton Rd, Abingdon, Oxfordshire 0X13 6BH (“the Company”); and

(2)	THE OPEN UNIVERSITY, a body incorporated by Royal Charter (RC 000391), an exempt charity in England and Wales and a registered charity in Scotland (No. SC038302), and with its address at Walton Hall, Milton Keynes, MK7 6AA, Buckinghamshire, United Kingdom (“University”).

1.	DEFINITIONS

In this Agreement the following expressions have the meaning set opposite:

Academic Publication:	the publication of an abstract, article or paper in a journal or an electronic repository, or its presentation at a conference or seminar; and in clauses 5 and 6 “to Publish” and “Publication” are to be construed as references to Academic Publication;

Agreement:	this document, including its Schedules, as amended from time to time in accordance with clause 10.9;

Background:	information, techniques, Know-how, software and materials (regardless of the form or medium in which they are disclosed or stored) that are provided by one party to the other for use in the Project (whether before or after the date of this Agreement), except any Result;

Business Day:	Monday to Friday (inclusive) except bank or public holidays in England;

Confidential Information:	each party’s confidential information is: any Background disclosed by that party to the other for use in the Project[ and identified as confidential before or at the time of disclosure]; and any Results in which that party owns the Intellectual Property;

Effective Date:	14 December 2012

External Funding:	any funding or assistance provided for the Project, or to any party for use in the Project by any third party, including without limitation, any state or public body;

Contribution:	the contribution to be provided by each Party as set out in Schedule 1;

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Field:	the exploitation of nanoparticles for CNS transportation

Good Data Management Practices:	the practices and procedures set out in Schedule 3;

Group Company:	any undertaking which is, on or after the date of this Agreement from time to time, a subsidiary undertaking of the Company, a parent undertaking of the Company or a subsidiary undertaking of a parent undertaking of the Company, as those terms are defined in section 1162 of the Companies Act 2006;

Intellectual Property:	patents, trade marks, service marks, registered designs, copyrights, database rights, design rights, confidential information, applications for any of the above, and any similar right recognised from time to time in any jurisdiction, together with all rights of action in relation to the infringement of any of the above;

Key Personnel:	the key personnel identified in Schedule 1;

Know-how:	unpatented technical information (including, without limitation, information relating to inventions, discoveries, concepts, methodologies, models, research, development and testing procedures, the results of experiments, tests and trials, manufacturing processes, techniques and specifications, quality control data, analyses, reports and submissions) that is not in the public domain;

Location:	the location(s) at which the Project will be carried out as set out in Schedule 1;

Milestones Payments:	any milestone payments and other lump-sum payments in respect of all licenses or other rights granted by Midatech under any Intellectual Property Rights (including, for the avoidance of doubt, any licences granted to an Affiliated Company) actually received from or on behalf of each licensee (less any applicable value added or other sales tax or any withholding tax or other deduction required by law), other than sums paid to Midatech as either (a) an advance against Net Sales or Net Revenue Royalties or (b) for the conduct of or collaboration in any research and/or development projects where the subject matter and purpose of any such projects has been specifically

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identified and documented or (c) any part of any payment relating to consultancy, training or other goods or services not directly relating to an Exploitation of the Intellectual Property Rights;

Net Revenues:	The amount of income actually received by Midatech from or on behalf of its licensees (other than in respect of any sales made directly by any Affiliated Companies where the Net Sales Royalty is due instead) arising from the Exploitation of the Intellectual property Rights, whether arising from the grant of licenses of the Intellectual Property Rights or from sales of Products by such licensees in the Territory (in each case less any applicable value added or other sales tax or any withholding tax or other deduction required by law);

Net Sales:	Means the gross money amount actually received by Midatech or any Affiliated Company from unrelated third parties in respect of sales by Midatech or any Affiliated Company less:

	a)	Quality, trade, volume and/or other discounts actually granted;

b)

Amounts repaid or credited and allowances given including cash, credit or free goods allowances, by reason of chargebacks, retroactive price reductions or billing errors and rebates (including government mandated rebates) actually allowed or paid;

	c)	Amounts refunded or credited for Product which was rejected, spoiled, damaged, o updated or returned;

	d)	Freight, shipment and insurance costs incurred by Midatech or any Affiliated Company transporting product to a third party purchaser, and;

e)

Taxes (including any applicable value added or other sales taxes and any withholding taxes), tarrifs, customs duties and surcharges and other governmental charges incurred in connection with the sale, exportation or importation of Products.

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Party:	A party to this Agreement (and the word Parties shall be construed accordingly);

Principal Investigator:	David Male or his successor appointed under clause 9.2;

Project:	the programme of work described in Schedule 1, as amended from time to time in accordance with clause 10.9;

Project Period:	the period described in clause 2.1;

Results:	all information, Know-how, results, inventions, software and other Intellectual Property identified or first reduced to practice or writing in the course of the Project;

Royalties	The royalties relating to net Sales, Net Revenues or Milestone Payments payable by Midatech to the University in accordance with this Agreement and which are referred to as Net Sales Royalty, Net Revenue Royalty and Milestone Royalty respectively;

Company’s Supervisor:	Professor Thomas W Rademacher or his or hersuccessor appointed under clause 9.2; and

Territory:	Worldwide.

2.	THE PROJECT

2.1	The Project will begin on the Effective Date and will continue for an initial period of 6 months from effective date or until any later date agreed in writing between the parties, or until this Agreement is terminated in accordance with clause 8 or 9. If this Agreement is entered into after the Effective Date, it will apply retrospectively to work carried out in relation to the Project on or after the Effective Date.

2.2	Each of the parties will carry out the tasks allotted to it in Schedule 1, and will provide the human resources, materials, facilities and equipment that are designated as its responsibility in Schedule 1. The Project will be carried on under the direction and supervision of the Principal Investigator. The Project will be carried out at the Location.

2.3	Each of the parties will use all reasonable endeavours to obtain all regulatory and ethical licences, consents and approvals necessary to allow it to carry out the tasks allotted to it in Schedule 1.

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2.4	Each of the parties will ensure that its employees and students (if any) involved in the Project: observe the conditions attaching to any regulatory and ethical licences, consents and approvals; keep complete and accurate records of all research, development and other work carried out in connection with the Project and of all Results and observations, signed by the people who obtained each Result or made those observations, and countersigned by an employee of that party who is not a member of the research team but who understands the work; and comply with the Good Data Management Practices.

2.5	Although each of the parties will use reasonable endeavours to carry out the Project in accordance with Schedule 1, neither party undertakes that any research will lead to any particular result, nor does it guarantee a successful outcome to the Project.

2.6	The University will provide the Company with reports summarising the progress of the Project and a copy of all of the Results.

2.7	Each of the parties warrants to the other that it has full power and authority under its constitution, and has taken all necessary actions and obtained all authorisations, licences, consents and approvals, to allow it to enter into this Agreement.

3.	THE CONTRIBUTION

3.1	The Company agrees to provide, for the use of the University and under the supervision of the Principal Investigator, nanoparticles of a configuration described in Schedule 1 for investigative experiments (the Contribution).

3.2	The University shall, upon delivery of the items relating to the Contribution, indemnify the Company thereafter of any liabilities, damages, claims, costs, losses and expense incurred or paid by the Company howsoever arising from any defect or operation in the items supplied by the Company caused during the period of the Project in which the items relating to the Contribution are on the premises of the University and which are directly attributable to the University’s acts or omissions.

3.3	The Company may vary quantities or dimensions of any items relating to the Contribution or changes of their specifications or substitution of any materials or components if the variation or substitution does not materially affect the characteristics of the Contribution, and the substituted materials or components are sufficient to allow use of the equipment so supplied within the Project.

3.4	Items relating to the Contribution are delivered to the University when the Company makes them available to the University, or any agent of the University, or any carrier (who shall be the University’s agent whoever pays its charges) at the Company’s premises or other delivery point agreed by the Company. The Company may at its discretion deliver the Goods by instalments in any sequence. Where the items related to the Contribution are delivered by instalments, no default or failure by the Company in respect of any one or more instalments shall vitiate the Agreement in respect of the materials previously delivered or undelivered Goods. The Company may subcontract the performance of the contract in whole or in part.

3.5.	Costs relating to the project will be met by Midatech as outlined in Schedule 2.

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4.	USE AND EXPLOITATION OF INTELLECTUAL PROPERTY

4.1	This Agreement does not affect the ownership of any Intellectual Property in any Background or in any other technology, design, work, invention, software, data, technique, Know-how, or materials that are not Results. The Intellectual Property in them will remain the property of the party that contributes them to the Project (or its licensors). No licence to use any Intellectual Property is granted or implied by this Agreement except the rights expressly granted in this Agreement.

4.2	Each Party grants the other a royalty-free, non-exclusive licence to use its Background for the purpose of carrying out the Project, but for no other purpose. Neither party may grant any sub-licence to use the other’s Background except that the Company may allow its Group Companies, and any person working for or on behalf of the Company or any Group Company, to use the University’s Background for the purpose of carrying out the Project.

4.3	The Company will own the Intellectual Property in the Results arising from this work as well as any and all improvements, modifications, adaptations or developments to the Intellectual Property in the Results conducted under this agreement and may take such steps as they agree from time to time to register and maintain any protection for that Intellectual Property, including filing and prosecuting patent applications for any of the Results. Where any third party such as a student or contractor is involved in the Project, the Party engaging that contractor (as the case may be) will ensure that that student and that contractor assign any Intellectual Property they may have in the Results in order to be able to give effect to the provisions of clause 4.

4.4	The University will notify the Company promptly after identifying any Result that it believes is patentable, and will supply the Company with copies of that Result. The University will notify other Results to the Company in the reports provided under clause 2.4.

4.5	The University will assign to the Company the Intellectual Property in any of the Results including improvements, modifications, adaptations or developments for any purpose within the Field in the Territory.

4.6	As consideration for the above, the Company will pay to the University Royalties as follows:

4.6.1	Net Sales Royalties shall be calculated as the following percentage of Net Sales made directly by Midatech or an Affiliated Company:

Net Sales up to $1M: 4%

Net Sales between £1M and £9,999,999: 3%

Net Sales between £10,000,000 and £99,999,999: 2%

Net Sales between £100,000,000 and above: 1%

4.6.2	3% of Net Revenues

4.6.3	3% of Milestone Payments

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5.	ACADEMIC PUBLICATION

5.1	Any employee or student of the University (whether or not involved in the Project) may, provided a Confidentiality Notice under clause 5.2 has not been given:

5.1.1	discuss work undertaken as part of the Project in University seminars, tutorials and lectures; and

5.1.2	Publish any Background of the Company (unless it is the Company’s Confidential Information) or any of the Results.

5.2	The University will submit to the Company, in writing, details of any Results and any of the Company’s Background that any employee or student of the University intends to Publish, at least 30 days before the date of the proposed submission for Publication. The Company may, by giving written notice to the University (“a Confidentiality Notice”) require the University to delay the proposed Publication for a maximum of 3 months after receipt of the Confidentiality Notice if, in the Company’s reasonable opinion, that delay is necessary in order to seek patent or similar protection for any of the Company’s background or any Results that are to be Published; or prevent the Publication of any of the Company’s Background that is Confidential Information. The Company must give that Confidentiality Notice within 30 days after the Company receives details of the proposed Publication. If the University does not receive a Confidentiality Notice within that period, its employee or student may proceed with the proposed Publication, provided that, whether or not Confidentiality Notice has been given, any of the Company’s Background that is Confidential Information may not be published.

6.	CONFIDENTIALITY

6.1	Subject to clause 5, neither party will, either during the Project Period or for 5 years after the end of the Project Period, disclose to any third party, nor use for any purpose except carrying out the Project, any of the other party’s Confidential Information.

6.2	Neither party will be in breach of any obligation to keep any Background, Results or other information confidential or not to disclose it to any other party to the extent that it:

6.2.1	is known to the party making the disclosure before its receipt from the other party, and not already subject to any obligation of confidentiality to the other party;

6.2.2	is or becomes publicly known without any breach of this Agreement or any other undertaking to keep it confidential;

6.2.3	has been obtained by the party making the disclosure from a third party in circumstances where the party making the disclosure has no reason to believe that there has been a breach of an obligation of confidentiality owed to the other party;

6.2.4	has been independently developed by the party making the disclosure;

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6.2.5	is disclosed pursuant to the requirement of any law or regulation (provided, in the case of a disclosure under the Freedom of Information Act 2000, none of the exceptions to that Act applies to the information disclosed) or the order of any Court of competent jurisdiction, and the party required to make that disclosure has informed the other, within a reasonable time after being required to make the disclosure, of the requirement to disclose and the information required to be disclosed; or

6.2.6	is approved for release in writing by an authorised representative of the other party.

6.3	The University will not be in breach of any obligation to keep any of the Company’s Background that is not Confidential Information, or any Results owned by or licensed to the Company, or other information, confidential or not to disclose them to any third party, by Publishing any of the same if the University has followed the procedure in clause 5.2 and has received no Confidentiality Notice within the period stated in that clause.

6.4	The Company will not be in breach of any obligation to keep any of the Results owned by the University, the University’s Background, or other information, confidential or not to disclose them to any third party, by making them available to any Group Company, or any person working for or on behalf of the Company or a Group Company, who needs to know the same in order to exercise the rights granted in clause 4.5, provided they are not used except as expressly permitted by this Agreement and the recipient undertakes to keep that Background, those Results or that information confidential.

6.5	If the University receives a request under the Freedom of Information Act 2000 to disclose any information that, under this Agreement, is the Company’s Confidential Information, it will notify the Company and will consult with the Company promptly and before making any disclosure under that Act. The Company will respond to the University within 10 days after receiving the University’s notice if that notice requests the Company to provide information to assist the University to determine whether or not an exemption to the Freedom of Information Act applies to the information requested under that Act.

6.6	Neither the University nor the Company will use the other’s name or logo in any press release or product advertising, or for any other promotional purpose, without first obtaining the other’s written consent.

7.	LIMITATION OF LIABILITY

7.1	Neither of the parties makes any representation or gives any warranty to the other that any advice or information given by it or any of its employees or students who work on the Project, or the content or use of any Results, Background or materials, works or information provided in connection with the Project, will not constitute or result in any infringement of third-party rights.

7.2	Except under the limited warranty in clause 7.1 and the indemnity in clause 7.3, and subject to clause 7.6, neither party accepts any liability or responsibility for any use which may be made by the other party of any Results, nor for any reliance which may be placed by that other party on any Results, nor for advice or information given in connection with any Results.

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7.3	The Company will indemnify the University, the Principal Investigator and every other employee and student of the University (the Indemnified Parties), and keep them fully and effectively indemnified, against each and every claim made against any of the Indemnified Parties as a result of the Company’s use of any of the Results or any materials, works or information received from them pursuant to the terms of this Agreement, provided that the Indemnified Party must:

7.3.1	promptly notify the Company of details of the claim;

7.3.2	not make any admission in relation to the claim;

7.3.3	allow the Company to have the conduct of the defence or settlement of the claim; and

7.3.4	give the Company all reasonable assistance (at the Company’s expense) in dealing with the claim.

The indemnity in this clause will not apply to the extent that the claim arises as a result of the Indemnified Party’s negligence, its breach of clause 6, its deliberate breach of this Agreement or its knowing infringement of any third party’s Intellectual Property.

7.4	Subject to clause 7.6, and except under the indemnity in clause 7.3, the liability of either party to the other for any breach of this Agreement, any negligence or arising in any other way out of the subject matter of this Agreement, the Project and the Results, will not extend to any indirect damages or losses, or to any loss of profits, loss of revenue, loss of data, loss of contracts or opportunity, whether direct or indirect, even if the party bringing the claim has advised the other of the possibility of those losses, or if they were within the other party’s contemplation.

7.5	Subject to clause 7.6, and except under the indemnity in clause 7.3, the aggregate liability of each party to the other for all and any breaches of this Agreement, any negligence or arising in any other way out of the subject matter of this Agreement, the Project and the Results, will not exceed in total [the Financial Contribution].

7.6	Nothing in this Agreement limits or excludes either party’s liability for:

7.6.1	death or personal injury;

7.6.2	any fraud or for any sort of liability that, by law, cannot be limited or excluded; or

7.6.3	any loss or damage caused by a deliberate breach of this Agreement or a breach of clause 6.

7.7	The express undertakings and warranties given by the parties in this Agreement are in lieu of all other warranties, conditions, terms, undertakings and obligations, whether express or implied by statute, common law, custom, trade usage, course of dealing or in any other way. All of these are excluded to the fullest extent permitted by law.

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8.	FORCE MAJEURE

If the performance by either party of any of its obligations under this Agreement (except a payment obligation) is delayed or prevented by circumstances beyond its reasonable control, that party will not be in breach of this Agreement because of that delay in performance. However, if the delay in performance is more than 6 months, the other party may terminate this Agreement with immediate effect by giving written notice.

9.	TERMINATION

9.1	Either party may terminate this Agreement with immediate effect by giving notice to the other party if:

9.1.1	the other party is in breach of any provision of this Agreement and (if it is capable of remedy) the breach has not been remedied within 30 days after receipt of written notice specifying the breach and requiring its remedy; or

9.1.2	the other party becomes insolvent, or if an order is made or a resolution is passed for its winding up (except voluntarily for the purpose of solvent amalgamation or reconstruction), or if an administrator, administrative receiver or receiver is appointed over the whole or any part of the other party’s assets, or if the other party makes any arrangement with its creditors.

9.2	Each of the parties will notify the other promptly if at any time any of the Key Personnel appointed by that party is unable or unwilling to continue to be involved in the Project. Within 3 months after the date of that notice, the party who originally appointed that member of the Key Personnel will nominate a successor. The other party will not unreasonably refuse to accept the nominated successor, but if the successor is not acceptable to the other party on reasonable grounds, or if the appointor cannot find a successor, either party may terminate this Agreement by giving the other not less than 3 months’ notice.

9.3	Clauses 1, 4, 5, 6, 7, 8, 9.3, and 10 will survive the expiry of the Project Period or the termination of this Agreement for any reason and will continue indefinitely.

10.	GENERAL

10.1	Notices: Any notice to be given under this Agreement must be in writing, may be delivered to the other party or parties by any of the methods set out in the left hand column below, and will be deemed to be received on the corresponding day set out in the right hand column:

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Method of service	Deemed day of receipt

By hand or courier	the day of delivery

By pre-paid first class post	the second Business Day after posting

By recorded delivery post	the next Business Day after posting

By fax (provided the sender’s fax machine confirms complete and error-free transmission of that notice to the correct fax number)	the next Business Day after sending or, if sent before 16.00 (sender’s local time) on the Business Day it was sent

The parties’ respective representatives for the receipt of notices are, until changed by notice given in accordance with this clause, as follows:

For the University:	For the Company:

Name:	Name:

Joanne Vango	Storme Moore-Thornicroft

Address:	Address:

Commercial Legal Services	4 & 5 Dunmore Court
Walton Hall	Wootton Road
Milton Keynes	Abingdon,
MK7 6AA	Oxfordshire
OX13 6BH

Fax number: (+44)1908 652990	Fax number: (+44)1235 528 023

10.2	Headings: The headings in this Agreement are for ease of reference only; they do not affect its construction or interpretation.

10.3	Assignment: Neither party may assign or transfer this Agreement as a whole, or any of its rights or obligations under it, without first obtaining the written consent of the other party. That consent may not be unreasonably withheld or delayed.

10.4	Illegal/unenforceable provisions: If the whole or any part of any provision of this Agreement is void or unenforceable in any jurisdiction, the other provisions of this Agreement, and the rest of the void or unenforceable provision, will continue in force in that jurisdiction, and the validity and enforceability of that provision in any other jurisdiction will not be affected.

10.5	Waiver of rights: If a party fails to enforce, or delays in enforcing, an obligation of the other party, or fails to exercise, or delays in exercising, a right under this Agreement, that failure or delay will not affect its right to enforce that obligation or constitute a waiver of that right. Any waiver of any provision of this Agreement will not, unless expressly stated to the contrary, constitute a waiver of that provision on a future occasion.

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10.6	No agency: Nothing in this Agreement creates, implies or evidences any partnership or joint venture between the parties, or the relationship between them of principal and agent. Neither party has any authority to make any representation or commitment, or to incur any liability, on behalf of the other.

10.7	Entire agreement: This Agreement constitutes the entire agreement between the parties relating to its subject matter. Each party acknowledges that it has not entered into this Agreement on the basis of any warranty, representation, statement, agreement or undertaking except those expressly set out in this Agreement. Each party waives any claim for breach of this Agreement, or any right to rescind this Agreement in respect of, any representation which is not an express provision of this Agreement. However, this clause does not exclude any liability which either party may have to the other (or any right which either party may have to rescind this Agreement) in respect of any fraudulent misrepresentation or fraudulent concealment prior to the execution of this Agreement.

10.8	Formalities: Each party will take any action and execute any document reasonably required by the other party to give effect to any of its rights under this Agreement, or to enable their registration in any relevant territory provided the requesting party pays the other party’s reasonable expenses.

10.9	Amendments: No variation or amendment of this Agreement will be effective unless it is made in writing and signed by each party’s representative.

10.10	Third parties: No one except a party to this Agreement has any right to prevent the amendment of this Agreement or its termination, and no one except a party to this Agreement may enforce any benefit conferred by this Agreement, unless this Agreement expressly provides otherwise.

10.11	Governing law: This Agreement is governed by, and is to be construed in accordance with, English law. The English Courts will have exclusive jurisdiction to deal with any dispute which has arisen or may arise out, of or in connection with, this Agreement, except that either party may bring proceedings for an injunction in any jurisdiction.

10.12	Escalation: If the parties are unable to reach agreement on any issue concerning this Agreement or the Project within 14 days after one party has notified the other of that issue, they will refer the matter to The Dean of the Faculty of Science in the case of the University, and to Speechly Bircham Solicitors, 6 New Street Square, London, EC4A 3LX in the case of the Company in an attempt to resolve the issue within 14 days after the referral. Either party may bring proceedings in accordance with clause 10.11 if the matter has not been resolved within that 14 day period, and either party may apply to the court for an injunction whether or not any issue has been escalated under this clause.

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SCHEDULE 1

The Work Plan

General

Scope of the Project:

The identification of nanoparticles that effectively cross the blood brain barrier

Key University Personnel including the Principal Investigator

Professor David Male (PI)

Key Company Personnel including the Company’s Supervisor

Professor Thomas Rademacher (PI)

Numbers of other full and part time staff to be provided by each party

Radka Gromnicova (RA, full-time for 6 months)

Students participating in the Project

TBA

Project Management

TBA

Overall project manager

David Male

Responsibilities of project manager

Oversee collaboration

Project meetings (frequency, location and representation of each party)

Results driven as required

Where the Project is to be carried out

Preparation of Nanoparticles:

Centre for Innovation & Enterprise

Oxford University Begbroke Science Park

Begbroke Hill

Woodstock Road

Begbroke 0X5 1PF

Study of Nanoparticles:

Faculty of Science,

The Open University

Walton Hall,

Milton Keynes,

MK& 6AA

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Any Background (including materials) that the Company must provide

Knowledge and expertise with regard to the preparation and characterisation of appropriate nanoparticles.

Any Background (including materials) that the University must provide

Technical expertise in cell culture systems, including the use of the cell line hCMEC/D3, primary human brain endothelium and astrocytes. Unpublished methodology for 3d cell culture system

Whether all Background is to be kept Confidential or which Background is to be kept

Background information shall be kept confidential until accepted for publication.

Anticipated outputs or Results

Determination of which of the gold nanoparticles tested cross the human brain endothelium in the in vitro blood-brain barrier model, and whether they can target astrocytes.

1.	Project Details

Aim

To identify the most effective nanoparticle that can act as a CNS transporter.

Research plan:

The University will use a new co-culture blood-brain barrier system to assay transcytosis and localisation of gold nanoparticles that have different surface coatings. This model includes human astrocytes in a 3D gel matrix, overlaid by human brain endothelium, in a configuration that replicates the in vivo organisation. The nanoparticles will be quantitated by ICP-mass spectrometry in the endothelium, the gel matrix and the target cells (astrocytes). The subcellular localisation of the nanoparticles will be assessed by transmission electron microscopy. Nanoparticles with various surface coatings will be provided by Midatech and assayed at the OU, including:

NP-C2 Glucose

NP –C5 Glucose

NP –C10 Glucose

NP-Lactose

NP-maltose

NP-galactose

NP-glutathione

NP gal/pegamine

For TEM studies, experiments will be carried out 3 times, with technical replicates in each experiment, using 2ng/culture of each of the nanoparticles listed above.

The rate of movement of nanoparticles through the cell-matrix will be determined by counting nanoparticle densities at different levels of the gel matrix over time. Having determined which of the nanoparticles crosses the endothelium The rate of transcytosis across human brain endothelium will be compared with a non-brain endothelial cell line, to determine which of the particles are most selective for CNS endothelium. Once the ICP-MS assay is fully developed the TEM and ICP-MS assays will be carried out in parallel.

Duration: Months 1 – 6

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1.	Timelines:

January – March 2013:

Measurement of the relative rates of nanoparticle migration across human brain endothelium in filter- cultures.

April – May 2013:

Measure whether the ‘best’ nanoparticles from the initial screening can cross endothelium and enter astrocytes in 3D matrix cocultures.

June 2013: Measure whether the nanoparticles that cross the brain endothelium have any selectivity for brain endothelium, by comparing transfer rates with one or two non-brain endothelial cell lines.

2.	Aim:

To use the nanoparticles identified above to transport a cargo into astrocytes.

This work depends on the outcome of the 1st 6months of the project.

Having identified a suitable nanoparticle carrier that targets astrocytes (Jan- June 2013), Midatech will supply nanoparticles with a cargo attached, to demonstrate that therapeutic agents can be transferred to the target cell of the CNS and act in situ. Two types of cargo will be used:

a) A cytotoxic agent (e.g. cisplatin) – Many cytotoxic agents that could be used to treat malignant gliomas are normally excluded by the blood-brain barrier. Delivering such a cytotoxic agent across the barrier would be highly desirable. The effect of the cytotoxic agent will be estimated by carrying out viability assays on astrocytes and endothelium recovered from the co-cultures. Cell death and apoptosis will be measured by immunofluorescence staining for Annexin-V, activated caspase-3 and propidium iodide. Cell viability will be measured with proliferation assays on cells recovered from the co-cultures by differential collagenase digestion.

b) A reporter gene (e.g. GFP) – Gene therapy of demyelinating diseases is well advanced in animal models of multiple sclerosis, using (e.g.) genes that promote remyelination or express anti-inflammatory cytokines. However it is difficult to translate these findings into humans because viral-vectors that are effective at crossing the blood-brain barrier in animals have raised safety concerns in humans. A safe gene-carrier that can cross the blood brain barrier is required. The intention of this part of the project is to demonstrate that nanoparticles can be used to transport a gene across the blood-brain barrier and obtain gene expression in a target glial cell. Expression will be measured in the 3D gel cultures in situ, by confocal microscopy (GFP). Transfected glial cells will be isolated from the 3D gel cultures by collagenase digestion and the range of GFP expression will be determined by FACS.

In both cases, gold nanoparticles associated with the cells will be separated from the matrix-associated nanoparticles by centrifugation and quantitated by ICP mass spectrometry.

Duration: 6 – 12 months

Timelines July – December 2013, a detailed breakdown depends on the scientific outcomes of the 1st 6 months and the research priorities at that stage.

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Schedule 2

The Project Costs

Midatech Ltd will pay the University in equal instalments monthly arrears from the effective date as follows:

1: Months 1 – 6: £27,500

Collaboration Costs include:

•	Salary of a research assistant

•	Laboratory consumables

•	50% of the instrumentation costs (CL2 laboratory, Transmission EM, ICP-Mass spectrometer, and for the 12 month project Confocal microscopy and FACS)

Should the collaboration be extended per Clause 2.1:

2: Months 7 – 12: £25,000

Collaboration Costs include:

•	Salary of a research assistant

•	Laboratory consumables

•	50% of the instrumentation costs (CL2 laboratory, Transmission EM, ICP-Mass spectrometer, and for the 12 month project Confocal microscopy and FACS)

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SCHEDULE 3

Good Data Management Practices

1.	Research data must be generated using sound scientific techniques and processes;

2.	Research data must be accurately recorded in accordance with good scientific practices by the people conducting the research;

3.	Research data must be analysed appropriately, without bias and in accordance with good scientific practices;

4.	Research data and the Results must be stored securely and be easily retrievable;

5.	Data trails must be kept to allow people to demonstrate easily and to reconstruct key decisions made during the conduct of the research, presentations made about the research and conclusions reached in respect of the research; and

6.	Each party must have the right, on not less than 30 days written notice, to visit any other party to verify that it is complying with the above practices and procedures.

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